Exhibit 10.1

AMENDMENT NO. 6 TO MERGER AGREEMENT

This Amendment No. 6 dated as of September 16, 2021 (the “Amendment”) to the Merger Agreement (the “Merger Agreement”), dated as of October 10, 2020, by and among Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.), a British Virgin Islands corporation (“Parent”), Hudson Capital Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Hudson Capital Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Freight App, Inc. (fka FreightHub Inc.), a Delaware corporation (the “Company”), and ATW Master Fund II, L.P., a Delaware limited partnership, as the representative of the stockholders of the Company (the “Stockholders’ Representative”), as amended. All capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Merger Agreement.

Preliminary Statement

WHEREAS, pursuant to Section 14.2 of the Merger Agreement, the Merger Agreement may be amended in a writing signed by Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative; and

WHEREAS, Parent, Purchaser, Merger Sub, the Company and the Stockholders’ Representative desire to amend the Merger Agreement to reflect changes agreed among the Parties and to clarify certain terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Article I shall be amended by inserting the following defined terms in proper alphabetical order:

“Company A3 Preferred Stock” means the shares par value $0.00001 of Series A3 Preferred Stock of the Company equal to the Initial Conversion Shares.

“Company A4 Preferred Stock” means the shares par value $0.0001 of Series A4 Preferred Stock of Purchaser.

“Initial Conversion Shares” shall have the meaning ascribed to it in that certain Securities Purchase Agreement, dated as of February 9, 2021, by and among the Company and the parties thereto, as amended.

“Purchaser A3 Preferred Stock” means the shares par value $0.0001 of Series A3 Preferred Stock of Purchaser.

“Purchaser A4 Preferred Stock” means the shares par value $0.0001 of Series A4 Preferred Stock of Purchaser.

2. Section 1.16 is hereby deleted and replaced in its entirety with the following:

“Company Preferred Stock” means Company A1-A Preferred Stock, the Company A1-B Preferred Stock, Company A2 Preferred Stock, Company A3 Preferred Stock, Company A4 Preferred Stock and Company Series Seed Preferred Stock.

3. Section 1.35 is hereby deleted and replaced in its entirety with the following:

“Merger Consideration” means stock certificates representing, in the aggregate, 39,716,876 shares of Purchaser capital stock (the “Merger Consideration”) issuable to the Stockholders and in such amounts and class of capital stock set forth opposite each Stockholder’s name on Schedule 1.35 to be provided to Purchaser at least two days prior to the Closing, subject to update immediately prior to Closing to reflect any adjustments to the capital stock of the Company, including a reverse stock split, or the issuance of shares of additional shares of Company Common Stock or Company Preferred Stock as may be approved and agreed by the Parties, including such issuances contemplated by the Company financings set forth on Schedule 7.1.

4. Section 1.47 is hereby deleted and replaced in its entirety with the following:

“Purchaser Preferred Stock” means Purchaser A1-A Preferred Stock, the Purchaser A1-B Preferred Stock, Purchaser A2 Preferred Stock, Purchaser A3 Preferred Stock, Purchaser A4 Preferred Stock and Purchaser Series Seed Preferred Stock.”

5. Section 13.1(a) is hereby deleted and replaced in its entirety with the following;

(a) In the event that the Closing of the Transaction contemplated hereunder has not occurred by March 31, 2022 (the “Outside Closing Date”), as may be unilaterally extended by Parent or Purchaser, provided that Parent or Purchaser, as applicable, remains in compliance with all applicable rules of NASDAQ, for three consecutive three month periods upon written notice delivered to the Company by Purchaser at least five Business Days prior to the expiration of the then Outside Closing Date, and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

6. Section 13.4 is hereby deleted and replaced in its entirety with the following:

13.4 Breakup Fee.

(a) In the event of the termination of this Agreement by Parent or Purchaser pursuant to Section 13.2(a) or as a result of the Company’s refusal to consummate the transactions contemplated hereby which refusal is not permitted by Section 13.1 or 13.2, a breakup fee of $500,000 shall be paid, within three Business Days following termination, by the Company to Parent.

(b) In the event of the termination of this Agreement by the Company pursuant to Section 13.2(b) or as a result of Parent’s refusal to consummate the transactions contemplated hereby which refusal is not permitted by Section 13.1 or 13.2, a breakup fee of $500,000 shall be paid, within three Business Days following termination, by Parent to the Company.

(c) In the event that the transaction contemplated by this Agreement is not consummated by the Outside Closing Date, as extended by Parent or Purchaser pursuant to Section 13.1(a), for any reason, a breakup fee of $1,500,000 shall be paid within three Business Days following the Outside Closing Date, by Parent to the Company.

7. Except as expressly provided in this Amendment, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment.

8. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year first above written.

Parent:

Hudson Capital Inc. (f/k/a China Internet Nationwide Financial Services Inc.)

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chief Executive Officer

Purchaser/Redomestication Surviving Corporation:

Hudson Capital Merger Sub I Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chief Executive Officer

Merger Sub:

Hudson Capital Merger Sub II Inc.

By:	/s/ Warren Wang
Name:	Warren Wang
Title:	Chief Executive Officer

Company/Surviving Corporation:

freight APP, Inc.

By:	/s/ Paul Freudenthaler
Name:	Paul Freudenthaler
Title:	Chief Financial Officer

Stockholders’ Representative:

ATW Master Fund II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Managing Partner